SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Illumina, Inc. (“Illumina” or “the Company”) and Christian Henry (“Executive”) collectively (“the Parties”), with respect to the following facts:
A.Executive is employed by the Company as an Executive Vice President and Chief Commercial Officer.
B.Executive’s employment will end effective January 31, 2017 (“Separation Date”).
C.The Company wishes to assist Executive in his transition to other employment and has offered to provide Executive with a severance payment as described below.
THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:
1.     Transition Period & Severance.
1.1        Transition Period: Executive is required between October 31, 2016 and the Separation Date to perform professional duties as requested by the Company’s President & CEO or as required to by other Company Executives to support Company’s commercial and business operations during Executive’s transition from the Company. During this period, Executive remains an at-will Executive of the Company which means that he may be terminated with or without cause for any lawful reason.
1.2    In order to establish the terms of Company’s Severance Offer to Executive and to ensure the enforceability of the General Release of All Claims recited in Section 2 below. Executive has twenty-one (21) days from receipt of this Agreement to sign it, indicating his agreement to its terms. If Executive is employed on the Separation Date, he is also required to sign the “Re-Affirmation” of the Release of Claims attached as Exhibit A as a condition of receiving the Severance described below. The Re-Affirmation may not be signed by Executive until on or after the Separation Date. Executive also has twenty-one days from the Separation Date to sign and return the Re-Affirmation. (See also, paragraphs 7.3, 7.4 and 9.)
1.3     Severance: The Company agrees to pay Executive a Severance Payment equivalent to eighteen (18) months of his normal wages, in the gross amount of Eight-Hundred, Ten Thousand USD and Zero Cents ($810,000.00), less all appropriate federal and state tax withholdings, to which Executive is not otherwise entitled ("Severance Payment"). Executive acknowledges and agrees that this Severance Payment constitutes adequate legal consideration for the promises and representations made by him in this Agreement. Subject to the provisions below, the Severance Payment will be made in a lump sum payment within thirty (30) days after all of the following: (1) the Effective Date of this Agreement and the Re-Affirmation (see paragraphs 7.3 & 7.4 and); (2) after signing both this Agreement and the Re-Affirmation, Executive has returned both in a timely manner to Illumina by scanning them to smcgrath@illumina.com or by mailing the original to 5200 Illumina Way, San Diego, CA 92122, Attention: Sue McGrath on or before the deadline stated in paragraph 9, and; (3) pursuant to paragraph 10, Executive has timely returned to Illumina all Company property in his possession, custody or control.
1.4    The Company also agrees to pay for the cost of continued coverage for Executive’s existing medical benefits through the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of eighteen (18) consecutive months following the termination of his benefits on January 31, 2017 or through July 31, 2018. These sums will be paid directly to Illumina’s carrier provided that the Executive timely and properly completes all required elections to continue coverage under COBRA. Thereafter, Executive may elect to continue such benefits at his own expense under the provisions of COBRA. For the avoidance of doubt, Illumina is not liable for and will not reimburse Executive for out-of-pocket medical expenses if Executive fails to timely and properly elect continuation of coverage through COBRA.
1.5    Executive will receive twenty-four (24) months of executive physical and services benefits from the LifeWellness Institute or an equivalent vendor contracted by Illumina.

1.6 The Company agrees to provide Executive career counseling services through Lee Hecht Harrison. Executive must begin his use of such services within six months of the Separation Date or the services offered are waived.
1.7    Receipt of Wages & Expenses. With the sole exception of the severance benefits described in paragraph 1.3 - 1.6, above, Executive acknowledges that he has received all compensation, wages, equity, bonuses and expense reimbursements owed to him through the Effective Date of this Agreement, and that he is not entitled to any future payments of any type.
2.    General Release.
2.1        Executive unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and other affiliated entities of the Company, past and present, as well as the Company’s Executives, officers, directors, agents, attorneys, successors and assigns of the Company (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date to the fullest extent permitted by law including, but not limited to, Executive’s employment with the Company, the termination of Executive’s employment, and all other losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, any claim for unpaid wages, commissions, bonuses or other employment benefits, as well as alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. However, this release shall not apply to claims for workers’ compensation benefits, unemployment insurance benefits, or any other claims that cannot lawfully be waived.
2.2        Executive acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
2.3        Executive declares and represents that he intends this Agreement to be final and complete and not subject to any claim of mistake. Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
2.4        Executive expressly waives his right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Executive or on Executive’s behalf by an administrative agency, related in any way to the matters released herein. Nothing in this paragraph is intended to prevent or discourage the Executive from communicating with any state or federal governmental agency.

2.5        Executive declares and represents that as of the Effective Date of this Agreement he is not aware of any violations of any applicable rules, regulations and/or laws by Company or any Executive of Company; or that if he is aware of or is concerned about any such violations, he has reported those to Company.

3.    California Civil Code Section 1542 Waiver. Executive expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive understands that he is a “creditor” within the meaning of Section 1542.
4.    Representation Concerning Filing of Legal Actions. Executive represents that, as of the date of this Agreement, he has not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court. Executive further agrees that, to the fullest extent permitted by law, he will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Executive related in any way to the matters discharged herein Nothing in this agreement shall prevent the Executive from complying with a lawfully issued subpoena or from communicating with a state or federal governmental agency.
5.    No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
6.    Agreement to Cooperate. Executive agrees that he will, in good faith and with due diligence, assist in, facilitate and cooperate with the Company and provide information as to matters which he was personally involved, or has information on, while he was an Executive of the Company and which become the subject of an action, investigation, proceeding, litigation or otherwise. Executive shall make himself available, upon reasonable notice, to be interviewed, give sworn testimony and statements, declarations, trial testimony and other such disclosures. Nothing herein is intended or should be construed as requiring anything other than Executive’s cooperation in providing truthful and accurate information.
7.    Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:
7.1        Executive acknowledges and agrees that he has read and understands the terms of this Agreement.
7.2        Executive is advised that he should consult with an attorney before signing this Agreement, and Executive acknowledges that he has obtained and considered any legal advice he deems necessary, such that he is entering into this Agreement freely, knowingly, and voluntarily.

7.3        Executive acknowledges that he has been given at least twenty-one (21) days to consider whether or not to enter into this Agreement. Executive understands that, at his option, Executive may elect not to use the full 21-day period. Similarly, by signing the Re-Affirmation attached as Exhibit A, Executive acknowledges that he was given at lease twenty-one (21) days to consider whether or not to sign the Re-Affirmation. Executive may elect not to use the full 21- day period.
7.4        Neither this Agreement, nor the Re-Affirmation attached as Exhibit A, becomes effective or enforceable until the eighth day after Executive signs each of the two documents. In other words, Executive may revoke his acceptance of this Agreement within seven days after the date he signs it. Thereafter, following the Separation Date, Executive may revoke his acceptance of the Re-Affirmation. For the avoidance of doubt, in order for the severance described in Section 1.3 - 1.6 above to be paid, Executive must sign and not revoke both the Agreement and the Re-Affirmation. Any revocation must be in writing and received by Sue McGrath of Illumina by 5:00 p.m. on the seventh day following signature in order to be effective. If Executive does not revoke acceptance of either this Agreement or the Re-Affirmation within the applicable seven day period, Executive's acceptance of this Agreement shall become binding and enforceable on the eighth day following the applicable document’s signature. (“Effective Date”).
7.5        This Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.
8.    Severability. In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Released Parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
9.    Deadline For Signature. In order to receive payment of Severance under this Agreement, Executive must comply with Section 7.4 and must sign and return the Re-Affirmation attached as Exhibit A no later than 21 days from the Separation Date.
10.    Return of Company Property. Executive understands and agrees that as a condition of receiving the Severance Payment, all Company property still in Executive’s possession, if any, must be immediately returned to the Company. By signing this Agreement, Executive represents and warrants that Executive has or will have returned such Company Property no later than Executive’s Separation Date, including any Company issued or provided credit cards, computers, vehicles, tangible property and equipment, keys, entry cards, identification badges, telephones, PDAs, and all documents, files, folders, correspondence, memoranda, notes, notebooks, drawings, books, records, plans, forecasts, reports, proposals, agreements, financial information, computer-recorded information, as well as all copies thereof, electronic or otherwise.
11.    Nondisclosure and Non-Use of Company Confidential Information. Executive acknowledges and agrees that, by reason of his high-level, sensitive position with the Company, he has been given access to the Company’s most confidential and proprietary documents, materials and information, including those regarding the Company's products, strategic plans and litigation strategies, research, business affairs, and personnel matters, which he acknowledges and agrees are of a highly sensitive and confidential nature and considered trade secrets and/or proprietary to the Company. Such information, documents and materials may include, without limitation, trade secrets, inventions, research, plans, proposals, acquisitions or divestitures, marketing and sales programs, litigation strategies, financial projections, cost summaries, pricing formulas and all concepts or ideas, materials or information related to the products, research, business or sales of the Company or the Company's customers or business partners, as well as the Company’s personnel matters, which has not previously been released to the public at large by an authorized representative of the Company. Executive represents that he has held all such information confidential and will continue to do so, and that he will not use such confidential or proprietary information and/or documents for any purpose whatsoever. Executive understands that this obligation of confidentiality continues even after the Separation Date. Executive also reaffirms his agreement to all of his obligations under the Proprietary Information and Invention Agreement signed by him at or about his date of hire. The Parties expressly incorporate said agreement into this Settlement Agreement.
11.1.    Executive acknowledges and agrees that disclosure and/or use of any such confidential information would cause irreparable harm to the Company, which could not be adequately or reasonably compensated in damages in an action at law. Accordingly, in the event of such disclosure or use (whether actual or threatened), Executive agrees that the Company, in addition to exercising any other rights and remedies available to it under this Agreement or otherwise, is entitled to obtain injunctive relief and other equitable relief from a court of competent jurisdiction restraining Executive from such disclosure and use.

12.    Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.
13.    Binding on Successors. The parties agree that this Agreement shall be binding on, and inure to the benefit of his or its successors, heirs and/or assigns.
14.    Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof. Executive agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement. The terms of this paragraph shall not apply to an action by Executive to challenge the enforceability of Executive’s waiver of rights under the Age Discrimination in Employment Act.
15.    Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.
16.    Entire Agreement; Integration. This Agreement contains the entire agreement between the Company and the Executive on the subjects addressed in this Agreement and replaces any other prior agreements or representations, whether oral or written, between them; provided, however, that the Proprietary Information and Invention Agreement executed by Executive remains in full force and effect and is not superseded by this Agreement.
17.    Modification. This Agreement may be amended only by a written instrument executed by all parties hereto.
18.    Counterparts. This Agreement may be executed in counterparts and shall be binding on all parties when each has signed either an original or copy of this Agreement.
19.    Confidentiality. Except where disclosure is required by law, Executive agrees that the terms and conditions of this Agreement shall remain confidential as between the parties and he shall not disclose them to any other person, including but not limited, to any current or former Illumina Executive. Executive also agrees that he will not respond to, participate in, or contribute to any public discussion or other publicity concerning, or in any way relating to, execution of this Agreement or the events (including any negotiations) leading to its execution. Without limiting the foregoing, the Executive may disclose the terms and conditions of this Agreement to his wife, attorneys and/or financial advisors provided he informs them of this confidentiality provision and they agree to abide by it. A violation of this section 19 shall be a material breach of this Agreement.
20.    Non-Disparagement. Neither Executive, nor anyone subject to his direction or control, will make any negative, derogatory or disparaging statements, publications or comments, regarding his employment with the Company or the business reputation or business practices of the Company and/or the Released Parties to any person or entity. This section will in no way prevent Executive from testifying truthfully pursuant to an enforceable subpoena.
21. Section 409(A) of the Internal Revenue Code. Notwithstanding anything herein to the contrary, if Executive is a “Specified Executive,” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), on the date on which he incurs a Separation from Service, any payment or benefit provided in this Agreement that provides for the “deferral of compensation” within the meaning of Section 409A shall not be paid or provided or commence to be paid or provided on any date prior to the first business day after the date that is six months following Executive’s “Separation from Service” (the “409A Suspension Period”); provided, however, that a payment or benefit delayed pursuant to the preceding clause shall commence earlier in the event of Executive’s death prior to the end of the six-month period. Within 14 calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay. For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(i)(A) of the Internal Revenue Code and shall be determined in accordance with the default rules under Section 409A. “Specified Executive” shall have the meaning set forth in Section 409A(a)(2)(B)(1) of the Internal Revenue Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.
THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: _____________________        By: /s/ Christian Henry
Christian Henry

Dated: _____________________        By: /s/ Francis deSouza
Illumina, Inc.
Francis deSouza, President & CEO
EXHIBIT A
REAFFIRMATION OF RELEASE OF CLAIMS

1.
This Reaffirmation of Release of Claims (“Reaffirmation”) is being executed by Christian Henry (“Executive”), pursuant to the Separation Agreement and General Release of All Claims (“Separation Agreement”) previously signed by Executive and Illumina, Inc. (the “Company”). This Reaffirmation may not be signed by Executive until the Separation Date as defined and referenced in the Separation Agreement.

2.
In consideration for the benefits and payments specified in the Separation Agreement, all of which he is not otherwise entitled to receive, Executive hereby reaffirms his agreement to all of the terms and conditions of that Separation Agreement, including his agreement to release any and all claims, known or unknown, against Released Parties, as that term is defined therein. Specifically, Executive unconditionally, irrevocably and absolutely releases and discharges the Company and any parent and subsidiary corporations, divisions and other affiliated entities of the Company, past and present, as well as its respective past and present Executives, officers, directors, agents, attorneys, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date to the fullest extent permitted by law including, but not limited to, any losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with the Company, or the conclusion of Executive’s employment. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, as well as alleged violations of the California Labor Code, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, all as amended, and all claims for attorneys’ fees, costs and expenses. However, this release shall not apply to claims for workers’ compensation benefits, unemployment insurance benefits, or any other claims that, by statute, cannot lawfully be waived by this Agreement.

3.Executive further represents that, as of the date he signs this Reaffirmation, he is unaware of any unlawful or inappropriate conduct by any Company Executive, and has not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any of the Released Parties in any court of law with any administrative agency, or in any arbitral forum. He further agrees that, to the fullest extent of the law, he will not prosecute in any court, whether state or federal, or any arbitral forum, any claim or demand of any type related to the matters released, it being the intention of the parties that with the execution of this Reaffirmation, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Executive related in any way to the matters discharged herein. Additionally, Executive expressly waives his right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by his or on his behalf by an administrative agency, related in any way to the matters released herein.

4.Executive expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive understands that he is a “creditor” within the meaning of Section 1542
5.This Reaffirmation is also intended to release and discharge any claims of Executive under the Age Discrimination in Employment Act (“ADEA”) based on any transactions or occurrences between the Company and Executive after the execution date of the Separation Agreement. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows:

a.    Executive acknowledges that he has read and understands the terms of this Reaffirmation.
b.    Executive is advised to consult with an attorney concerning this Reaffirmation and has received all legal advice he deems necessary concerning this Reaffirmation.
c.    Executive shall have twenty-one (21) days to consider whether or not to enter into this Reaffirmation, he has taken as much of this time as necessary to consider whether to enter into this Reaffirmation, and has chosen to enter into this Reaffirmation freely, knowingly and voluntarily.
d.    For a seven (7) day period following the execution of this Reaffirmation, Executive may revoke this Agreement by delivering a written revocation to Sue McGrath of Illumina. This Reaffirmation shall not become effective and enforceable until the revocation period has expired. The Severance benefits set forth in Paragraphs 1.3 to 1.6 of the Separation Agreement are expressly conditioned upon Executive signing and not revoking this Reaffirmation.
e.    This Agreement shall not apply to any claims for age discrimination that arise after the Effective Date of this Reaffirmation.

6.
Executive acknowledges that he has received all compensation and expense reimbursements owed to him by the Company, including, but not limited to, all salary, bonuses, commissions, equity grants and accrued but unused vacation.

BY SIGNING BELOW, Executive certifies that he has read and understands all of this Reaffirmation, has received any advice or counsel she deems necessary regarding this Reaffirmation, and is entering into this Reaffirmation freely and voluntarily, intending to be bound by its terms.

Dated: 2/2/2017_____________________        By: /s/ Christian Henry___________________
Christian Henry